Filed Pursuant to Rule 433
Registration No. 333-222676

Term Sheet
December 8, 2020

Issuer:	Toyota Motor Credit Corporation
Security:	Floating Rate Medium Term Notes, Series B
Issuer Senior Long-Term Debt Ratings:	Moody’s Investors Service, Inc.: A1 (negative outlook) S&P Global Ratings: A+ (negative outlook) Fitch Ratings: A+ (stable outlook)
CUSIP:	89236THR9
Pricing Date:	December 8, 2020
Settlement Date:	December 11, 2020 (T+3)
Maturity Date:	December 13, 2021
Principal Amount:	$2,000,000,000 (may be increased prior to the Settlement Date)
Price to Public:	100.000%
Commission:	0.030% in the case of J.P. Morgan Securities LLC 0.150% in the case of Toyota Financial Services Securities USA Corporation
Net Proceeds to Issuer:	99.970% / $999,700,000 in the case of J.P. Morgan Securities LLC 99.850% / $998,500,000 in the case of Toyota Financial Services Securities USA Corporation
Floating Rate Index:	SOFR (as defined in the Addendum attached to preliminary pricing supplement no. 1 dated December 8, 2020 (the “preliminary pricing supplement”))
Floating Rate Spread:	+23 basis points
Minimum Interest Rate:	0.000%
Interest Payment Frequency:	Monthly
Initial Interest Rate:	The initial interest rate will be based on SOFR determined on December 9, 2020 plus the Floating Rate Spread.
Interest Payment Dates:	Each January 13, February 13, March 13, April 13, May 13, June 13, July 13, August 13, September 13, October 13, November 13 and December 13, beginning on January 13, 2021 and ending on the Maturity Date (long first coupon).
Interest Reset Dates:	Each U.S. Government Securities Business Day (as defined in the Addendum attached to the preliminary pricing supplement) in the relevant Interest Payment Calculation Period. The first interest reset date shall be the Settlement Date and thereafter, each U.S. Government Securities Business Day.
Interest Determination Date: Interest Payment Calculation Period:

The second U.S. Government Securities Business Day preceding the relevant Interest Reset Date.

The period from and including one Interest Payment Date to but excluding the immediately following Interest Payment Date, provided that the first Interest Payment Calculation Period shall be from and including the Settlement Date to but excluding the first Interest Payment Date.

Day Count Convention:	Actual/360
Business Day Convention:	Modified Following, adjusted
Business Days:	New York and U.S. Government Securities Business Day
Governing Law:	New York
Calculation Agent:	Deutsche Bank Trust Company Americas
Minimum Denominations:	$1,000 and $1,000 increments thereafter
Agents/DTC Numbers:	J.P. Morgan Securities LLC/#0187 Toyota Financial Services Securities USA Corporation/#0443
Concurrent Offering:	Concurrently with this offering of the notes, the Issuer is also offering by means of a separate term sheet and preliminary pricing supplement no. 2, $750,000,000 aggregate principal amount of Medium-Term Notes due June 13, 2022 (the “2022 Notes”). This term sheet does not constitute an offer to sell, or the solicitation of an offer to buy, any of the 2022 Notes. Any offering of the 2022 Notes may be made only by means of a prospectus and related prospectus supplement.

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to withdrawal at any time.

This term sheet supplements the preliminary pricing supplement, the related prospectus supplement dated January 25, 2018 and the related prospectus dated January 24, 2018; capitalized terms used in this term sheet, but otherwise not defined, shall have the meanings assigned to them in the preliminary pricing supplement or the related prospectus supplement and the related prospectus.

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The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary pricing supplement, the related prospectus supplement and the related prospectus and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the web at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533 or Toyota Financial Services Securities USA Corporation toll-free at 1-800-292-1147.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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